Exhibit (a)(1)(iv)

Form of Letter from the Fund to Shareholders

in Connection with the Fund’s Acceptance of Shares

OAKTREE STRATEGIC CREDIT FUND

c/o DST Systems Inc.

P.O. Box 219790

Kansas City, MO 64121-9790

[DATE]

[SHAREHOLDER NAME/ADDRESS]

Dear Shareholder:

This letter serves to inform you that Oaktree Strategic Credit Fund (the “Fund”) has received and accepted for purchase your tender of shares of beneficial interest in the Fund (the “Shares”).

In accordance with the terms of the tender offer, you will be issued a non-interest bearing, non-transferable and non-negotiable promissory note (the “Note”), which will be held on your behalf by DST Systems Inc., the Fund’s transfer agent (“Transfer Agent”), entitling you to receive payment(s) in an aggregate amount equal to the net asset value of the tendered Shares accepted by the Fund for repurchase as of September 30, 2022 less the 2% “early repurchase deduction” (if applicable).

If you have any questions (or wish to request a copy of your Note), please contact the Fund’s Transfer Agent at 844-825-0488.

Sincerely,

Oaktree Strategic Credit Fund